Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE RESTATED CHARTER

OF FIRST HORIZON NATIONAL CORPORATION

(Corporate Name Change)

The undersigned, being a duly authorized officer of First Horizon National Corporation (the “Corporation”), acting pursuant to Sections 48-20-102 and 48-20-106 of the Tennessee Business Corporation Act, hereby certifies as follows:

1.	The current name of the Corporation is FIRST HORIZON NATIONAL CORPORATION.

2.	The Corporation’s Restated Charter is amended by revising Article 1 to remove the word “National.” As revised, Article 1 shall read in its entirety as follows:

1.	NAME.

The name of the Corporation shall be:

FIRST HORIZON CORPORATION.

3.	The foregoing amendment to the Restated Charter was duly adopted by the Corporation’s Board of Directors at a meeting duly convened and held on October 27, 2020.

4.	Pursuant to Section 48-20-102(5) of the Tennessee Business Corporation Act, shareholder action on this amendment was not required.

5.	The foregoing amendment will be effective as of 12:05 a.m. Central Time on November 30, 2020.

Date: November 23, 2020

FIRST HORIZON NATIONAL CORPORATION

By	/s/ Clyde A. Billings, Jr.
	Name:	Clyde A. Billings, Jr.
	Title:	Corporate Secretary